EXHIBIT 99.1

NEWS RELEASE	Contact: James G. Reynolds or
Talya Nevo-Hacohen
949-221-0600/888-604-1990

HEALTH CARE PROPERTY INVESTORS ANNOUNCES PRICING OF PREFERRED STOCK OFFERING

Newport Beach, Calif. – November 25, 2003—Health Care Property Investors, Inc. (NYSE:HCP) today announced that it has priced an offering of 6.8 million shares of its 7.1% Series F Cumulative Redeemable Preferred Stock at $25.00 per share, raising gross proceeds of $170 million. Closing of the offering is expected on Dec. 3, 2003. The Series F preferred stock has no stated maturity and may be redeemed at the company’s option on or after Dec. 3, 2008.

Credit Suisse First Boston and UBS Securities LLC acted as joint book running managers for the offering and Merrill Lynch & Co. and Morgan Stanley served as co-managers. A copy of the prospectus and related prospectus supplement for the offering may be obtained, when available, from Credit Suisse First Boston, Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: 212-325-2580, or by faxing requests to 212-325-8057 or UBS Securities LLC, 677 Washington Blvd., Stamford, CT 06901.

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Health Care Property Investors is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health-care facilities. As of September 30, 2003, the company’s portfolio of 446 properties in 43 states consisted of 31 hospitals, 175 long-term care facilities, 124 retirement and assisted living facilities, 85 medical office buildings and 31 other health care facilities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the Series F Cumulative Redeemable Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Statements in this news release that are not historical may contain forward-looking statements. These statements relate to the company’s closing of the offering, anticipated proceeds from the offering and expected redemption of preferred stock. Forward-looking statements are subject to risks and uncertainties, and may differ from actual results. Factors that could cause actual results to differ from forward-looking statements include customary conditions to closing the offering that need to be satisfied and execution risks relating to the redemption of preferred stock.